Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES MANAGEMENT TRANSITION

- Mark J. Olear to Retire –

- Robert J. Ryan Promoted to Chief Investment Officer –

NEW YORK, NY, January 20, 2026 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”), a net lease REIT focused on convenience and automotive retail real estate, announced today that Mark J. Olear, Executive Vice President, Chief Investment Officer and Chief Operating Officer, will retire from the Company effective February 27, 2026. Robert J. (“RJ”) Ryan, Senior Vice President of Acquisitions, has been selected to succeed Mr. Olear as Chief Investment Officer. The position of Chief Operating Officer will not be filled.

“I want to congratulate Mark on completing a successful real estate career spanning more than 40 years. He has led the transformation of our portfolio over the last decade and positioned us for continued success. Mark has been an invaluable resource to me, and a great mentor for his team. He will be missed and we wish him all the best in retirement,” stated Christopher J. Constant, Getty’s President & Chief Executive Officer. “I also want to congratulate RJ on his promotion. RJ has been an invaluable member and effective leader of Getty’s acquisitions team, and I am confident that he will thrive in his new role as we continue to grow and diversify our portfolio of convenience and automotive retail properties.”

Mr. Ryan, 47, has contributed significantly to Getty’s real estate investment activities since joining the Company in March 2016 as Director of Real Estate. He was promoted to Senior Vice President of Acquisitions in February 2023 after previously serving as Vice President of Acquisitions since 2018, and Senior Director of Real Estate and Development since 2016. Prior to joining Getty, Mr. Ryan served as Vice President of Asset Management for Marx Realty, a Manhattan based owner and developer of office and retail properties, between 2011 and 2016. Prior to Marx Realty, Mr. Ryan held various roles at Macerich, a leading owner, operator and developer of major retail and mixed-use developments, between 2003 and 2011.

“I am honored to step into this role and thank the Board of Directors for the trust they have placed in me,” stated Mr. Ryan. “Working closely with Mark over the past decade has been a privilege, and I am deeply appreciative of his leadership, guidance and mentorship. I’m excited about the opportunity to build upon the strong foundation we have established at Getty.”

Until his retirement, Mr. Olear will continue to serve as Executive Vice President, Chief Investment Officer and Chief Operating Officer, and will work with Mr. Ryan and the rest of the management team to effect an orderly transition. For a period of time thereafter, it is anticipated that Mr. Olear will provide advisory and consulting services to the Company.

“It has been an honor to work alongside such an amazing team. I am extremely proud of what we have accomplished and grateful for the opportunity to have contributed,” commented Mr. Olear. “I have appreciated the support of our Board of Directors, Chris, the executive team, and the entire organization throughout my tenure at Getty. I look forward to their continued success.”

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of December 31, 2025, the Company’s portfolio included 1,174 freestanding properties located in 44 states across the United States and Washington, D.C.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com